Exhibit 4.4

Description of the Registrant’s Securities Registered Pursuant to

Section 12 of the Securities Exchange Act of 1934, as amended

The summary of the general terms and provisions of the registered securities of Esperion Therapeutics, Inc.  (“Esperion,” “we,” or “our”) set forth below does not purport to be complete and is subject to and qualified in its entirety by reference to our Amended and Restated Certificate of Incorporation (our “certificate of incorporation”) and our Amended and Restated By-laws (our “by-laws” and, together with our certificate of incorporation, our “Charter Documents”), each of which is incorporated by reference as an exhibit to our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission. We encourage you to read our Charter Documents and the applicable provisions of the General Corporation Law of the State of Delaware (the “DGCL”) for additional information.

General

Our authorized capital stock consists of 120,000,000 shares of common stock, par value $0.001 per share  (“Common Stock”),  and 5,000,000 shares of preferred stock, par value $0.001 per share  (“Preferred Stock”).   Our common stock is listed and traded on The NASDAQ Stock Market LLC under the symbol “ESPR.”

Common Stock

Only our Common Stock is registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Dividends

Holders of our Common Stock are entitled to receive dividends ratably, if any, as may be declared by our board of directors out of legally available funds, subject to any preferential dividend rights of any Preferred Stock then outstanding.

Voting

Holders of our Common Stock are entitled to one vote for each share of Common Stock held of record for the election of directors and on all matters submitted to a vote of the stockholders. The holders of our Common Stock do not have any cumulative voting rights.

Our by-laws provide that, except as required by law or our Charter Documents and other than with respect to the election of a director or directors, all matters will be decided by the vote of the majority of the votes properly cast for and against such matter. Any election of directors by stockholders shall be determined by a plurality of the votes properly cast on the election of directors.

Other Rights

In the event of our dissolution, liquidation or winding up, holders of our Common Stock are entitled to share ratably in our net assets legally available after the payment of all our debts and other liabilities, subject to the preferential rights of any Preferred Stock then outstanding. The rights, preferences and privileges of holders of Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of Preferred Stock that we may designate and issue in the future. Holders of our

Common Stock have no preemptive, subscription, redemption or conversion rights and no sinking fund provisions are applicable to our Common Stock.

Transfer Agent and Registrar.

Computershare Trust Company, N.A. is the transfer agent and registrar for the Common Stock

Preferred Stock – Limitations on Rights of Holders of Common Stock

Our Board is authorized to issue up to 5,000,000 shares of preferred stock in one or more series without shareholder approval. Our Board may determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock.

The purpose of authorizing our Board to issue preferred stock in one or more series and determine the number of shares in the series and its rights and preferences is to eliminate delays associated with a shareholder vote on specific issuances. Examples of rights and preferences that the Board may fix are:

•     dividend rights;

•     dividend rates;

•     conversion rights;

•     voting rights;

•     terms of redemption; and

•     liquidation preferences.

The existence of authorized but unissued shares of preferred stock may enable our board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise. For example, if in the due exercise of its fiduciary obligations, our board of directors were to determine that a takeover proposal is not in the best interests of us or our stockholders, our board of directors could cause shares of preferred stock to be issued without stockholder approval in one or more private offerings or other transactions that might dilute the voting or other rights of the proposed acquirer, stockholder or stockholder group. The rights of holders of our common stock described above, will be subject to, and may be adversely affected by, the rights of any preferred stock that we may designate and issue in the future. The issuance of shares of preferred stock could decrease the amount of earnings and assets available for distribution to holders of shares of common stock. The issuance may also adversely affect the rights and powers, including voting rights, of these holders and may have the effect of delaying, deterring or preventing a change in control of us.

No shares of Preferred Stock are outstanding as of the date of our Annual Report on Form 10-K with which this Exhibit 4.4 is filed as an exhibit.

Provisions of our Certificate of Incorporation and By-Laws and Delaware Anti-Takeover Law

Certain provisions of the Delaware General Corporation Law and of our certificate of incorporation and by-laws could have the effect of delaying, deferring or discouraging another party from acquiring control of us. These provisions, which are summarized below, are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and, as a consequence, they might also inhibit temporary fluctuations in the market price of our common stock that often result from actual or rumored hostile takeover attempts. These provisions are also designed in part to encourage anyone seeking to acquire control of us to first negotiate with our Board. These provisions might also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders might otherwise deem to be in their best interests. However, we believe that the advantages gained by protecting our ability to negotiate with any unsolicited and potentially unfriendly acquirer outweigh the disadvantages of discouraging such proposals, including those priced above the then-current market value of our common stock, because, among other reasons, the negotiation of such proposals could improve their terms.

Provisions of our Certificate of Incorporation and By-Laws

Our certificate of incorporation and by-laws include a number of provisions that may have the effect of delaying, deferring or discouraging another party from acquiring control of us and encouraging persons considering unsolicited tender offers or other unilateral takeover proposals to negotiate with our Board rather than pursue non-negotiated takeover attempts. These provisions include the items described below.

Board Composition and Filling Vacancies.    Our certificate of incorporation provides that directors may be removed only for cause and then only by the affirmative vote of the holders of 75% or more of the shares then entitled to vote at an election of directors. Furthermore, any vacancy on our Board, however occurring, including a vacancy resulting from an increase in the size of our board, may only be filled by the affirmative vote of a majority of our directors then in office even if less than a quorum.

No Written Consent of Stockholders.    Our certificate of incorporation provides that all stockholder actions are required to be taken by a vote of the stockholders at an annual or special meeting, and that stockholders may not take any action by written consent in lieu of a meeting.

Meetings of Stockholders.    Our bylaws provide that only a majority of the members of our Board then in office may call special meetings of stockholders and only those matters set forth in the notice of the special meeting may be considered or acted upon at a special meeting of stockholders. Our bylaws limit the business that may be conducted at an annual meeting of stockholders to those matters properly brought before the meeting.

Advance Notice Requirements.    Our bylaws establish advance notice procedures with regard to stockholder proposals relating to the nomination of candidates for election as directors or new business to be brought before meetings of our stockholders. These procedures provide that notice of stockholder proposals must be timely given in writing to our corporate secretary prior to the meeting at which the action is to be taken. Generally, to be timely, notice must be received at our principal executive offices not less than 90 days or more than 120 days prior to the first anniversary date of the annual meeting for the preceding year. The notice must contain certain information specified in the bylaws.

Amendment to Certificate of Incorporation and By-Laws.    As required by the Delaware General Corporation Law, any amendment of our certificate of incorporation must first be approved by a majority of our Board and, if required by law or our certificate of incorporation, thereafter be approved by a majority of the outstanding shares entitled to vote on the amendment, and a majority of the outstanding shares of each class entitled to vote thereon as a class, except that the amendment of the provisions relating to stockholder action, directors, limitation of liability and the amendment of our bylaws and certificate of incorporation must be approved by not less than 75% of the outstanding shares entitled to vote on the amendment, and not less than 75% of the outstanding shares of each class entitled to vote thereon as a class. Our bylaws may be amended by the affirmative vote of a majority of the directors then in office, subject to any limitations set forth in the bylaws; and may also be amended by the affirmative vote of at least 75% of the outstanding shares entitled to vote on the amendment, or, if our Board recommends that the stockholders approve the amendment, by the affirmative vote of the majority of the outstanding shares entitled to vote on the amendment, in each case voting together as a single class.

Delaware Anti-Takeover Law

We are subject to the provisions of Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a three-year period following the time that this stockholder becomes an interested stockholder, unless the business combination is approved in a prescribed manner. A "business combination" includes, among other things, a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. An "interested stockholder" is a person who, together with affiliates and associates, owns, or did own within three years prior to the determination of interested stockholder status, 15% or more of the corporation's voting stock. Under Section 203, a business combination between a corporation and an interested stockholder is prohibited unless it satisfies one of the following conditions:

•     before the stockholder became interested, the board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•     upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, shares owned by persons who are directors and also officers, and employee stock plans, in some instances; or

•     at or after the time the stockholder became interested, the business combination was approved by the board of directors of the corporation and authorized at an annual or special meeting of the stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

Exclusive Jurisdiction of Certain Actions.    Our certificate of incorporation requires, to the fullest extent permitted by law, that derivative actions brought in our name, actions against our directors, officers and employees for breach of fiduciary duty and other similar actions may be brought only in the Court of Chancery in the State of Delaware. Although we believe this provision benefits us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against our directors and officers.